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                                                                   EXHIBIT 10.18


                     EMPLOYMENT AGREEMENT OF LLOYD B. DEVAUX


April 18, 2001


Mr. Lloyd DeVaux
7916 Woodchase Drive
Cordove, TN 38018

Dear Lloyd:

         I am pleased to extend this offer to you to join BankAtlantic as Executive Vice President and Chief Information Officer. As such you will provide such services to BankAtlantic, BankAtlantic Bancorp and entities within the consolidated group as may be requested by the Chief Executive Officer and the Board. You will commence employment on or about June 1, 2001 at an annual salary of $288,750, payable in accordance with the Bank's standard payroll practices bi-weekly subject to taxes and withholding. You will be eligible to earn incentive compensation of up to 50% of your salary based upon the achievement of certain performance goals. You will receive the maximum bonus on a pro rata basis for 2001 and in full for 2002.

         In consideration of the benefits you are forfeiting with your current employer, upon commencing employment, you will receive (i) the sum of $100,000 and (ii)195,000 shares of Restricted BankAtlantic Bancorp Class A Common Stock which will vest over 10 years at a rate of 19,500 shares per year on each anniversary date on which you continue to be employed by BankAtlantic. Provided that you are an employee at the time, BankAtlantic will pay you an amount necessary to reimburse you for the federal income tax which you will be required to pay in connection with the receipt of such shares of Restricted Stock and the federal income tax payable on such reimbursed amount, based on your marginal tax rate, but in no event more than 40%. The shares of Restricted Stock will be held in the name of the Compensation Committee for your benefit. You will receive certificates representing the shares upon vesting together with any shares issued as stock dividends on the underlying Restricted Stock but will receive cash dividends as and when paid.

         In the event of a change of control of BankAtlantic, which shall mean that 50% or more of BankAtlantic's stock is acquired by a third party which does not as of the date of your employment hold such stock, any unvested shares of the original 195,000 shares of Restricted Stock shall vest immediately. Further, if you resign within one year after such change of control, you will be entitled to two times your annual salary and two times the higher of your preceding two years' cash bonuses.

         In the event you are terminated without cause prior to December 31, 2004, BankAtlantic will pay you an amount equal to two times your annual salary and two times the higher of your preceding two years" cash bonuses and an additional 78,000 shares of the yet unvested Restricted Stock will immediately vest. If you are terminated without cause after December 31, 2004, you will receive an amount equal to one year's base salary and an amount equal to the higher of your preceding two years" cash bonuses, and an additional 39,000 shares of the yet unvested Restricted Stock (or the remaining unvested shares of the original 195,000 shares of Restricted Stock, whichever is less) will immediately vest. No tax reimbursement will be payable with respect to the shares of Restricted Stock vested on an accelerated basis.


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         Other than as expressly provided above in connection with a change of control or termination without cause, if your employment is terminated for any reason, including voluntary resignation or death or disability, any portion of Restricted Stock which remains unvested will automatically become null and void and will revert to Bancorp and you will forfeit any right to salary, bonus or severance payments.

         Your relocation expenses will be reimbursed in accordance with BankAtlantic"s Relocation Policy. Medical and other benefits, including a car allowance, vacation and participation in our 401K plan, will also be provided to you consistent with that provided our executive officers subject only, where relevant, to completion of any applicable service eligibility requirements.

         This offer is contingent upon completion of satisfactory reference checks, a satisfactory credit inquiry, verification of current employment, drug testing and a criminal background check. Additionally, you must submit proof of identity and employment eligibility to satisfy government I-9 requirements. As a Corporate Officer of BankAtlantic, you will be required to sign the Non-Solicitation Agreement previously given to you.

         Lloyd, I believe that BankAtlantic presents an exciting opportunity for you and that together we will build a stronger BankAtlantic. The entire management team looks forward to having you join us.

                                        Sincerely,

                                        BankAtlantic


                                        By:
                                           -------------------------------------
                                                     Alan B. Levan

Offer accepted and agreed to:



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Date:
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